Exhibit 99.1

WisdomTree Announces Second Quarter 2019 Results

$2.5 million net income, or $7.8 million net income, as adjusted

$0.01 diluted EPS for the quarter, $0.05 as adjusted

Declares $0.03 quarterly dividend

New York, NY – (GlobeNewswire) – July 26, 2019 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager today reported net income of $2.5 million or $0.01 diluted EPS in the second quarter. Adjusted net income (a non-GAAP measure1) was $7.8 million1 or $0.05 diluted EPS1. This compares to net income of $16.7 million or $0.10 diluted EPS (as adjusted, $14.3 million1 or $0.09 diluted EPS1) in the second quarter of last year and net income of $8.8 million or $0.05 diluted EPS (as adjusted, $7.7 million1 or $0.05 diluted EPS1) in the first quarter of 2019.

WisdomTree CEO and President Jonathan Steinberg said, “We experienced our third consecutive quarter of net inflows, led by the strength of our European gold franchise, a category with significant demand in the current macro environment. Overall, we are seeing an improvement on our absolute and relative growth trends; this is a direct result of the investments we’ve made to expand and diversify our product line-up, and transform our distribution reach and approach, including an award-winning solutions program.”

Steinberg continued, “There are undeniable signs our distribution strategy is working. Over the past 12 months, we achieved 20% organic growth from clients using our solutions program or on platforms where we have commission-free agreements in place; this is multiples faster than non-solutions or non-platform clients.”

“We have worked tirelessly over the past few years to remain at the forefront of product innovation, diversify our business to reduce volatility, and to transform our distribution models. We are beginning to realize the benefits of our efforts and the investments we have made into the business,” Steinberg concluded.

	Three Months Ended			Change From
	June 30, 2019	Mar. 31, 2019	June 30, 2018	Mar. 31, 2019	June 30, 2018
Consolidated Operating Highlights ($, in billions):
AUM	$60.4	$59.1	$60.0	2.2%	0.7%
Net inflows/(outflows)	$0.3	$0.6	$(1.2)	(39.6%)	n/a
Average AUM	$58.6	$57.7	$61.3	1.5%	(4.5%)
Average advisory fee	0.45%	0.46%	0.48%	-0.01	-0.03
Consolidated Financial Highlights ($, in millions, except per share amounts):
Operating revenues	$66.3	$65.5	$74.8	1.2%	(11.3%)
Net income	$2.5	$8.8	$16.7	(71.9%)	(85.2%)
Diluted earnings per share	$0.01	$0.05	$0.10	$(0.04)	$(0.09)
Operating income margin	18.0%	16.3%	19.4%	1.7	-1.4
Non-GAAP[1]:
Net income, as adjusted	$7.8	$7.7	$14.3	0.1%	(45.4%)
Diluted earnings per share, as adjusted	$0.05	$0.05	$0.09	$0.00	$(0.04)
Operating income margin, as adjusted	20.2%	19.9%	30.0%	0.3	-9.8

Recent Business Developments

Company News

•

In May 2019, LPL Financial LLC announced plans to reduce transaction charges from $9.00 to $4.95 for WisdomTree ETFs on the firm’s Strategic Asset Management (SAM) and Strategic Wealth Management (SWM) platforms.

•	In June 2019, Pershing announced that it expanded its FundVest® ETF no-transaction-fee platform adding 43 additional WisdomTree ETFs.

Product News

•	In May 2019, we launched the Modern Tech Platform Fund (PLAT) on the NYSE Arca, offering access to companies generating substantial revenue from platform business models.

•

In May 2019, we announced our partnership with Swissquote, Switzerland’s largest execution-only broker, and now offer ten equity ETFs with 28 asset classes on the Swissquote platform; and we announced our partnership with Moneymate, a financial data provider for financial advisors and institutions in Italy. The platform now hosts data on four WisdomTree model portfolios.

•	In June 2019, we announced the addition of 8 WisdomTree ETFs to the TD Ameritrade ETF Market Center commission-free menu.

•	In July 2019, we marked the 3-year anniversary of the launch of our first suite of ETFs in Canada.

Assets Under Management and Net Flows

Assets under management (“AUM”) were $60.4 billion at June 30, 2019, up 11.6% on a year to date basis and up slightly from June 30, 2018.

Net inflows were $0.3 billion for the second quarter of 2019, primarily due to strong flows into our commodity, emerging markets and fixed income products. Our two largest currency hedged products (HEDJ/DXJ) had outflows of $0.6 billion in the second quarter. On a year to date basis, net inflows were $0.9 billion, or $2.7 billion excluding outflows from HEDJ/DXJ.

Second Quarter and Year to Date Financial Discussion

Our operating results for the prior year periods reported in this press release are not directly comparable to the current year periods due to our acquisition of ETFS, which was completed on April 11, 2018. We refer to the acquisition throughout this press release as the ETFS Acquisition.

Operating Revenues

Advisory Fees

Advisory fees of $65.6 million decreased 11.0% from the second quarter of 2018 due to lower average AUM of our U.S. Business segment, partly offset by higher average AUM of our International Business segment as well as the recognition of a full quarter of revenues associated with the ETFS acquired business. Advisory fees increased 1.2% from the first quarter of 2019 primarily due to higher average AUM of our U.S. Business segment and one additional revenue day in the current quarter, partly offset by lower average global advisory fees due to a shift in product mix.

Our average global advisory fee was 0.45%, 0.46% and 0.48% during the second quarter of 2019, first quarter of 2019 and second quarter of 2018, respectively. The change as compared to the first quarter of 2019 was due to a change in product mix globally. The change as compared to the second quarter of 2018 was primarily due to a change in product mix in our U.S. Business segment.

Other Income

Other income of $0.7 million decreased 33.2% from the second quarter of 2018 primarily due to lower creation/redemption fees of our International Business segment. Other income was essentially unchanged from the first quarter of 2019.

Margins

Gross margin for our U.S. Business segment was 80.3%1 in the second quarter of 2019 as compared to 83.4%1 in the second quarter of 2018 and 80.4%1 in the first quarter of 2019. The decline as compared to the second quarter of 2018 was primarily due to lower revenue capture and lower average AUM. Gross margin for our International Business segment was 69.5%1 in the second quarter of 2019 as compared to 73.2%1 in the second quarter of 2018 and 70.1%1 in the first quarter of 2019. These declines were primarily due to lower revenue capture when compared to the second quarter of 2018, as well as higher product operational expenses and costs associated with preparing our products for Brexit.

Operating income margin on a consolidated basis was 18.0% in the second quarter of 2019 (as adjusted 20.2%1) as compared to 19.4% in the second quarter of 2018 (as adjusted 30.0%1) and 16.3% in the first quarter of 2019 (as adjusted 19.9%1).

Operating Expenses

Total operating expenses were $54.4 million for the second quarter of 2019, down 9.7% from the second quarter of 2018. Excluding acquisition-related costs, operating expenses increased 3.9%. Operating expenses decreased slightly from the first quarter of 2019.

•

Compensation and benefits expense increased 10.4% from the second quarter of 2018 to $21.3 million due to severance expense of $1.5 million and higher incentive compensation. These expenses were essentially unchanged from the first quarter of 2019 as lower payroll taxes and lower severance expense in the current quarter were partly offset by higher accrued incentive compensation. Payroll taxes in the first quarter of 2019 are seasonally higher due to bonus payments made during the period. Headcount of our U.S. Business segment was 143, 141 and 155 and our International Business segment was 71, 75 and 76 at June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

•

Fund management and administration expense increased 6.5% from the second quarter of 2018 to $15.6 million due to the recognition of a full quarter of expense associated with the ETFS acquired business, partly offset by lower average AUM of our U.S. Business segment. These expenses increased 2.7% from the first quarter of 2019 primarily due to higher product operational expenses and costs associated with preparing our products for Brexit recognized by our International Business segment and higher average AUM of our U.S. Business segment. We had 79 U.S. listed ETFs and 457 International listed ETPs at the end of the quarter.

•

Marketing and advertising expense decreased 23.0% from the second quarter of 2018 to $2.9 million due to lower global spending. These expenses increased 8.6% from the first quarter of 2019 due to higher spending of our U.S. Business segment.

•

Sales and business development expense decreased 7.4% and 5.7% from the second quarter of 2018 and first quarter of 2019, respectively, to $4.2 million primarily due to lower spending on sales related activities of our U.S. Business segment.

•

Contractual gold payments expense increased 14.5% and 0.4% from the second quarter of 2018 and first quarter of 2019, respectively, to $3.1 million. This expense was associated with the payment of 2,375 ounces of gold (2,085 ounces for the period April 11 through June 30, 2018) and was calculated using an average daily spot price of $1,310, $1,302 and $1,304 per ounce, during the second quarter of 2019, second quarter of 2018 and first quarter of 2019, respectively.

•

Professional and consulting fees decreased 16.9% and 12.6% from the second quarter of 2018 and first quarter of 2019, respectively, to $1.3 million due to lower spending on corporate consulting-related expenses.

•

Occupancy, communications and equipment expense decreased 1.7% and 4.3% from the second quarter of 2018 and first quarter of 2019 to $1.5 million. The decrease from the second quarter of 2018 was due to the closure of our office in Japan partly offset by additional office space associated with the ETFS Acquisition. The decrease from the first quarter of 2019 was due to the Japan office closure.

•

Depreciation expense decreased 21.7% from the second quarter of 2018 to $0.3 million primarily due to the closure of our office in Japan. This expense was essentially unchanged from the first quarter of 2019.

•

Third-party distribution fees increased 15.2% from the second quarter of 2018 to $1.9 million primarily due to higher fees paid for platform relationships partly offset by lower fees paid to our third-party marketing agent in Latin America. These expenses decreased 20.0% from the first quarter of 2019 primarily due to the recognition of one-time fees for a platform relationship during that period.

•

Acquisition-related costs decreased 99.6% and 89.5% from the second quarter of 2018 and first quarter of 2019, respectively, to $0.03 million as the integration of ETFS is essentially complete. We expect to have additional acquisition-related expenses in the third quarter as we rationalize our product offering in Europe following the ETFS Acquisition.

•	Other expenses were essentially unchanged from the second quarter of 2018. These expenses increased 9.8% from the first quarter of 2019 to $2.3 million due to higher levels of administrative spending.

Other Income/(Expenses)

•

Interest expense increased 23.5% from the second quarter of 2018 to $2.9 million due to higher interest rates as well as the recognition of a full quarter of expense as borrowing under our term loan commenced on April 11, 2018. This expense was essentially unchanged from the first quarter of 2019.

•

We recognized a (loss)/gain on revaluation of deferred consideration of ($4.0) million, $9.9 million and $4.4 million during the second quarter of 2019, second quarter of 2018 and first quarter of 2019, respectively. The loss arose in the current quarter due to an increase in the price of gold, partly offset by a flattening of the forward-looking gold curve when compared to the forward-looking gold curve on March 31, 2019, the date on which the deferred consideration was last measured. The magnitude of any gain or loss recognized is highly correlated to the magnitude of the change in the forward-looking price of gold.

•

Interest income increased 33.7% and 5.0% from the second quarter of 2018 and first quarter of 2019, respectively, to $0.8 million primarily due to higher paid-in-kind interest on notes receivable from AdvisorEngine Inc.

•

Other gains and losses, net were $0.3 million, ($0.5) million and ($4.6) million during the second quarter of 2019, second quarter of 2018 and first quarter of 2019, respectively. Included in the first quarter of 2019 is a charge of $4.3 million arising from a release of a tax-related indemnification asset upon the expiration of the statute of limitations. The indemnification arose from tax exposures assumed in the ETFS Acquisition. An equal and offsetting benefit has been recognized in income tax expense. In addition, gains and losses generally arise from the sale of gold earned from management fees paid by our physically-backed gold ETPs, foreign exchange fluctuations, securities owned and other miscellaneous items.

Income Taxes

Our effective income tax rate for the quarter ended June 30, 2019 of 59.1% resulted in income tax expense of $3.6 million. Our tax rate differs from the federal statutory tax rate of 21% primarily due to a valuation allowance on foreign net operating losses, non-deductible executive compensation, a non-deductible loss on revaluation of deferred consideration and state and local taxes, partly offset by a lower tax rate on foreign earnings.

Our adjusted effective income tax rate was 32.7%1.

Six Month Results

Total operating revenues decreased 1.4% to $131.8 million for the six months ended June 30, 2019 due to lower average AUM of our U.S. Business segment, partly offset by higher revenues earned from the ETFS acquired business, the acquisition of which was completed on April 11, 2018. Total operating expenses increased 3.1% to $109.2 million due to higher expenses of the ETFS acquired business, which were recognized for the entire six months of 2019 and higher compensation expense. These items were partly offset by lower acquisition-related costs and lower non-compensation expenses of the U.S. Business segment.

Other income/(expenses) for the six months ended June 30, 2019 includes ($5.8) million of interest expense, a gain on revaluation of deferred consideration of $0.4 million, interest income of $1.6 million, impairment of ($0.6) million and other net losses of ($4.3) million. See quarterly discussion above for additional information regarding the other net losses.

Balance Sheet

As of June 30, 2019, we had total assets of $923.9 million which consisted primarily of intangible assets and goodwill of $689.1 million, and cash and securities owned of $108.8 million. There were approximately 155.1 million shares of our common stock outstanding as of June 30, 2019.

Quarterly Dividend

Our Board of Directors declared a quarterly cash dividend of $0.03 per share of our common stock. The dividend will be paid on August 21, 2019 to stockholders of record as of the close of business on August 7, 2019.

Conference Call

WisdomTree will discuss its results and operational highlights during a conference call on Friday, July 26, 2019 at 9:00 a.m. ET. The call-in number will be (877) 303-7209. Anyone outside the U.S. or Canada should call (970) 315-0420. The slides used during the presentation will be available at http://ir.wisdomtree.com. For those unable to join the conference call at the scheduled time, an audio replay will be available on http://ir.wisdomtree.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, the risks described below. If one or more of these or other risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this press release completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this press release may include statements about:

•	anticipated trends, conditions and investor sentiment in the global markets and ETPs;

•	anticipated levels of inflows into and outflows out of our ETPs;

•	our ability to deliver favorable rates of return to investors;

•	competition in our business;

•	our ability to develop new products and services;

•	our ability to maintain current vendors or find new vendors to provide services to us at favorable costs;

•	our ability to successfully operate and expand our business in non-U.S. markets; and

•	the effect of laws and regulations that apply to our business.

Our business is subject to many risks and uncertainties, including without limitation:

•

Declining prices of securities, precious metals and other commodities can adversely affect our business by reducing the market value of the assets we manage or causing WisdomTree ETP investors to sell their fund shares and trigger redemptions.

•

Fluctuations in the amount and mix of our AUM, whether caused by disruptions in the financial markets or otherwise, may negatively impact revenues and operating margins, and may impede our ability to refinance our debt upon maturity, increase the cost of borrowing or result in our debt being called prior to maturity.

•	Withdrawals or broad changes in investments in our ETPs by investors with significant positions may negatively impact revenues and operating margins.

•	Competitive pressures could reduce revenues and profit margins.

•

We derive a substantial portion of our revenues from a limited number of products, and as a result, our operating results are particularly exposed to investor sentiment toward investing in the products’ strategies and our ability to maintain the AUM of these products, as well as the performance of these products and market-specific and political and economic risk.

•

A significant portion of our AUM is held in ETFs that invest in foreign securities and we therefore have substantial exposure to foreign market conditions and are subject to currency exchange rate risks.

•

Net outflows in our two largest currency hedged ETFs – the WisdomTree Europe Hedged Equity Fund and the WisdomTree Japan Hedged Equity Fund – have had, and in the future could continue to have, a negative impact on our revenues.

•	Over the last few years, we have expanded our business globally. This expansion subjects us to increased operational, regulatory, financial and other risks.

•	Many of our ETPs and ETFs have a limited track record, and poor investment performance could cause our revenues to decline.

•

We depend on third parties to provide many critical services to operate our business and our ETPs and ETFs. The failure of key vendors to adequately provide such services could materially affect our operating business and harm WisdomTree ETP investors.

Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations. For a more complete description of the risks noted above and other risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this press release.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe and Canada (collectively, “WisdomTree”), is an ETF and ETP sponsor and asset manager headquartered in New York. WisdomTree offers products covering equity, commodity, fixed income, leveraged and inverse, currency and alternative strategies. WisdomTree currently has approximately $61.2 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

[1]	See “Non-GAAP Financial Measurements.”

Contact Information:

Investor Relations	Media Relations
WisdomTree Investments, Inc.	WisdomTree Investments, Inc.
Jason Weyeneth, CFA	Jessica Zaloom
+1.917.267.3858	+1.917.267.3735
jweyeneth@wisdomtree.com	jzaloom@wisdomtree.com

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			% Change From		Six Months Ended
	June 30, 2019	Mar. 31, 2019	June 30, 2018	Mar. 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018	% Change
Operating Revenues:
Advisory fees	$65,627	$64,840	$73,778	1.2%	-11.0%	$130,467	$132,234	-1.3%
Other income	666	645	997	3.3%	-33.2%	1,311	1,445	-9.3%

Total revenues	66,293	65,485	74,775	1.2%	-11.3%	131,778	133,679	-1.4%

Operating Expenses:
Compensation and benefits	21,300	21,301	19,301	0.0%	10.4%	42,601	38,133	11.7%
Fund management and administration	15,576	15,166	14,621	2.7%	6.5%	30,742	25,533	20.4%
Marketing and advertising	2,910	2,680	3,778	8.6%	-23.0%	5,590	6,973	-19.8%
Sales and business development	4,171	4,422	4,503	-5.7%	-7.4%	8,593	8,316	3.3%
Contractual gold payments	3,110	3,098	2,715	0.4%	14.5%	6,208	2,715	128.7%
Professional and consulting fees	1,296	1,482	1,560	-12.6%	-16.9%	2,778	3,196	-13.1%
Occupancy, communications and equipment	1,548	1,618	1,574	-4.3%	-1.7%	3,166	2,937	7.8%
Depreciation and amortization	264	269	337	-1.9%	-21.7%	533	692	-23.0%
Third-party distribution fees	1,919	2,400	1,666	-20.0%	15.2%	4,319	3,391	27.4%
Acquisition-related costs	33	313	7,928	-89.5%	-99.6%	346	9,990	-96.5%
Other	2,255	2,053	2,261	9.8%	-0.3%	4,308	4,051	6.3%

Total expenses	54,382	54,802	60,244	-0.8%	-9.7%	109,184	105,927	3.1%

Operating income	11,911	10,683	14,531	11.5%	-18.0%	22,594	27,752	-18.6%
Other Income/(Expenses):
Interest expense	(2,910)	(2,892)	(2,356)	0.6%	23.5%	(5,802)	(2,356)	146.3%
(Loss)/gain on revaluation of deferred consideration – gold payments	(4,037)	4,404	9,898	n/a	n/a	367	9,898	-96.5%
Interest income	818	779	612	5.0%	33.7%	1,597	1,574	1.5%
Impairment	—	(572)	—	n/a	n/a	(572)	—	n/a
Other gains and losses, net	284	(4,627)	(501)	n/a	n/a	(4,343)	(762)	469.9%

Income before income taxes	6,066	7,775	22,184	-22.0%	-72.7%	13,841	36,106	-61.7%
Income tax expense/(benefit)	3,587	(1,049)	5,460	n/a	-34.3%	2,538	9,958	-74.5%

Net income	$2,479	$8,824	$16,724	-71.9%	-85.2%	$11,303	$26,148	-56.8%

Earnings per share – basic	$0.01	$0.05	$0.10			$0.07	$0.17
Earnings per share – diluted	$0.01	$0.05	$0.10			$0.07	$0.17
Weighted average common shares – basic	151,818	151,625	149,056			151,722	142,230
Weighted average common shares – diluted	167,249	166,811	163,346			166,855	149,979

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(in thousands)

(Unaudited)

The following tables set forth the pre-tax operating results for our U.S. Business and International Business segments.

U.S. Business Segment

	Three Months Ended			% Change From		Six Months Ended
	June 30, 2019	Mar. 31, 2019	June 30, 2018	Mar. 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018	% Change
Operating Revenues:
Advisory fees	$43,070	$42,517	$52,931	1.3%	-18.6%	$85,587	$108,449	-21.1%
Other income	76	106	162	-28.3%	-53.1%	182	309	-41.1%

Total revenues	43,146	42,623	53,093	1.2%	-18.7%	85,769	108,758	-21.1%

Operating Expenses:
Compensation and benefits	16,696	16,779	14,526	-0.5%	14.9%	33,475	30,897	8.3%
Fund management and administration	8,505	8,340	8,802	2.0%	-3.4%	16,845	17,775	-5.2%
Marketing and advertising	2,336	2,162	2,987	8.0%	-21.8%	4,498	5,830	-22.8%
Sales and business development	2,867	3,359	3,446	-14.6%	-16.8%	6,226	6,901	-9.8%
Professional and consulting fees	1,055	1,072	1,134	-1.6%	-7.0%	2,127	2,459	-13.5%
Occupancy, communications and equipment	1,211	1,283	1,309	-5.6%	-7.5%	2,494	2,534	-1.6%
Depreciation and amortization	242	246	314	-1.6%	-22.9%	488	653	-25.3%
Third-party distribution fees	1,867	2,338	1,621	-20.1%	15.2%	4,205	3,270	28.6%
Acquisition-related costs	—	11	6,773	n/a	n/a	11	7,970	-99.9%
Other	1,628	1,586	1,726	2.6%	-5.7%	3,214	3,379	-4.9%

Total expenses	36,407	37,176	42,638	-2.1%	-14.6%	73,583	81,668	-9.9%

Operating income	6,739	5,447	10,455	23.7%	-35.5%	12,186	27,090	-55.0%
Other Income/(Expenses):
Interest expense	(194)	(192)	(173)	1.0%	12.1%	(386)	(173)	123.1%
Interest income	818	779	612	5.0%	33.7%	1,597	1,574	1.5%
Impairment	—	(572)	—	n/a	n/a	(572)	—	n/a
Other gains and losses, net	(54)	145	(66)	n/a	-18.2%	91	(292)	n/a

Income before income taxes	$7,309	$5,607	$10,828	30.4%	-32.5%	$12,916	$28,199	-54.2%

Operating income margin	15.6%	12.8%	19.7%			14.2%	24.9%

International Business Segment

	Three Months Ended			% Change From		Six Months Ended
	June 30, 2019	Mar. 31, 2019	June 30, 2018	Mar. 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018	% Change
Operating Revenues:
Advisory fees	$22,557	$22,323	$20,847	1.0%	8.2%	$44,880	$23,785	88.7%
Other income	590	539	835	9.5%	-29.3%	1,129	1,136	-0.6%

Total revenues	23,147	22,862	21,682	1.2%	6.8%	46,009	24,921	84.6%

Operating Expenses:
Compensation and benefits	4,604	4,522	4,775	1.8%	-3.6%	9,126	7,236	26.1%
Fund management and administration	7,071	6,826	5,819	3.6%	21.5%	13,897	7,758	79.1%
Marketing and advertising	574	518	791	10.8%	-27.4%	1,092	1,143	-4.5%
Sales and business development	1,304	1,063	1,057	22.7%	23.4%	2,367	1,415	67.3%
Contractual gold payments	3,110	3,098	2,715	0.4%	14.5%	6,208	2,715	128.7%
Professional and consulting fees	241	410	426	-41.2%	-43.4%	651	737	-11.7%
Occupancy, communications and equipment	337	335	265	0.6%	27.2%	672	403	66.7%
Depreciation and amortization	22	23	23	-4.3%	-4.3%	45	39	15.4%
Third-party distribution fees	52	62	45	-16.1%	15.6%	114	121	-5.8%
Acquisition-related costs	33	302	1,155	-89.1%	-97.1%	335	2,020	-83.4%
Other	627	467	535	34.3%	17.2%	1,094	672	62.8%

Total expenses	17,975	17,626	17,606	2.0%	2.1%	35,601	24,259	46.8%

Operating income	5,172	5,236	4,076	-1.2%	26.9%	10,408	662	1,472.2%
Other Income/(Expenses):
Interest expense	(2,716)	(2,700)	(2,183)	0.6%	24.4%	(5,416)	(2,183)	148.1%
(Loss)/gain on revaluation of deferred consideration – gold payments	(4,037)	4,404	9,898	n/a	n/a	367	9,898	-96.3%
Other gains and losses, net	338	(4,772)	(435)	n/a	n/a	(4,434)	(470)	843.4%

(Loss)/income before income taxes	$(1,243)	$2,168	$11,356	n/a	n/a	$925	$7,907	-88.3%

Operating income margin	22.3%	22.9%	18.8%			22.6%	2.7%

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79,611	$77,784
Securities owned, at fair value	9,095	8,873
Accounts receivable	24,442	25,834
Income taxes receivable	1,235	1,181
Prepaid expenses	6,192	4,441
Other current assets	1,017	163

Total current assets	121,592	118,276
Fixed assets, net	8,604	9,122
Notes receivable	31,485	28,722
Securities held-to-maturity	20,136	20,180
Deferred tax assets, net	4,599	7,042
Investments, carried at cost	28,080	28,080
Right of use assets – operating leases	18,997	—
Goodwill	85,856	85,856
Intangible assets	603,291	603,209
Other noncurrent assets	1,258	2,155

Total assets	$923,898	$902,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Fund management and administration payable	$23,753	$22,508
Compensation and benefits payable	14,619	18,453
Deferred consideration – gold payments	12,857	11,765
Securities sold, but not yet purchased, at fair value	543	1,698
Operating lease liabilities	3,632	—
Accounts payable and other liabilities	7,738	8,377

Total current liabilities	63,142	62,801
Long-term debt	195,762	194,592
Deferred consideration – gold payments	148,416	149,775
Operating lease liabilities	20,190	—
Deferred rent payable	—	4,570

Total liabilities	427,510	411,738
Preferred stock – Series A Non-Voting Convertible, par value $0.01; 14.750 shares authorized, issued and outstanding	132,569	132,569

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01; 250,000 shares authorized:
Issued and outstanding: 155,108 and 153,202 at June 30, 2019 and December 31, 2018, respectively	1,551	1,532
Additional paid-in capital	367,750	363,655
Accumulated other comprehensive income	725	467
Accumulated deficit	(6,207)	(7,319)

Total stockholders’ equity	363,819	358,335

Total liabilities and stockholders’ equity	$923,898	$902,642

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net income	$11,303	$26,148
Adjustments to reconcile net income to net cash provided by operating activities:
Advisory fees received in gold and other precious metals	(22,872)	(11,033)
Contractual gold payments	6,208	2,715
Stock-based compensation	6,207	6,838
Deferred income taxes	2,443	(1,055)
Amortization of right of use asset	1,590	—
Amortization of credit facility issuance costs	1,430	637
Paid-in-kind interest income	(1,223)	(840)
Impairment	572	—
Depreciation and amortization	533	692
Gain on revaluation of deferred consideration – gold payments	(367)	(9,898)
Other	5	834
Changes in operating assets and liabilities:
Securities owned, at fair value	(222)	(2,028)
Accounts receivable	1,833	2,871
Income taxes receivable/payable	(44)	8,109
Prepaid expenses	(1,746)	(1,669)
Gold and other precious metals	16,318	8,930
Other assets	(552)	975
Fund management and administration payable	1,231	(380)
Compensation and benefits payable	(3,938)	(21,170)
Securities sold, but not yet purchased, at fair value	(1,155)	1,077
Payable to ETFS Capital Limited	—	222
Operating lease liabilities	(1,760)	—
Accounts payable and other liabilities	(435)	(2,961)

Net cash provided by operating activities	15,359	9,014

Cash flows from investing activities:
Purchase of fixed assets	(15)	(34)
Funding of AdvisorEngine note receivable	(1,540)	(5,000)
Proceeds from held-to-maturity securities maturing or called prior to maturity	39	1,063
Proceeds from sales and maturities of debt securities available-for-sale	—	64,498
Cash paid – ETFS Acquisition, net of cash acquired	—	(233,172)

Net cash used in investing activities	(1,516)	(172,645)

Cash flows from financing activities:
Dividends paid	(10,191)	(9,167)
Shares repurchased	(2,107)	(1,006)
Credit facility issuance costs	—	(8,690)
Preferred stock issuance costs	—	(181)
Proceeds from the issuance of long-term debt	—	200,000
Proceeds from exercise of stock options	14	139

Net cash (used in)/provided by financing activities	(12,284)	181,095

Increase/(decrease) in cash flows due to changes in foreign exchange rate	268	(913)

Net increase in cash and cash equivalents	1,827	16,551
Cash and cash equivalents – beginning of period	77,784	54,193

Cash and cash equivalents – end of period	$79,611	$70,744

Supplemental disclosure of cash flow information:
Cash paid for taxes	$4,403	$2,841

Cash paid for interest	$4,559	$1,241

WisdomTree Investments, Inc.

Key Operating Statistics (Unaudited)

	Three Months Ended
	June 30, 2019	Mar. 31, 2019	June 30, 2018
GLOBAL ETPs (in millions)
Beginning of period assets	$59,112	$54,094	$44,962
Assets acquired	—	—	17,641
Inflows/(outflows)	337	561	(1,223)
Market appreciation/(depreciation)	938	4,544	(1,402)
Fund closures	—	(87)	(9)

End of period assets	$60,387	$59,112	$59,969

Average assets during the period	$58,569	$57,683	$61,301
Average ETF advisory fee during the period	0.45%	0.46%	0.48%
Revenue days	91	90	91
Number of ETFs – end of the period	536	534	526
U.S. LISTED ETFs (in millions)
Beginning of period assets	$39,366	$35,486	$42,886
Inflows/(outflows)	(166)	147	(1,231)
Market appreciation/(depreciation)	20	3,820	(306)
Fund closures	—	(87)	(9)

End of period assets	$39,220	$39,366	$41,340

Average assets during the period	$38,945	$38,061	$43,464
Average ETF advisory fee during the period	0.44%	0.45%	0.49%
Number of ETFs – end of the period	79	77	81
INTERNATIONAL LISTED ETPs (in millions)
Beginning of period assets	$19,746	$18,608	$2,076
Assets acquired	—	—	17,641
Inflows/(outflows)	503	414	8
Market appreciation/(depreciation)	918	724	(1,096)

End of period assets	$21,167	$19,746	$18,629

Average assets during the period	$19,624	$19,622	$17,837
Average ETP advisory fee during the period	0.46%	0.47%	0.47%
Number of ETPs – end of the period	457	457	445
PRODUCT CATEGORIES (in millions)
Commodity & Currency
Beginning of period assets	$17,015	$16,251	$399
Assets acquired	—	—	16,778
Inflows/(outflows)	558	227	(77)
Market appreciation/(depreciation)	905	537	(945)

End of period assets	$18,478	$17,015	$16,155

Average assets during the period	$16,940	$17,033	$15,301
U.S. Equity
Beginning of period assets	$15,880	$13,334	$13,359
Inflows/(outflows)	103	632	114
Market appreciation/(depreciation)	38	1,914	828

End of period assets	$16,021	$15,880	$14,301

Average assets during the period	$15,807	$14,947	$14,021
International Developed Market Equity
Beginning of period assets	$14,417	$14,532	$22,287
Inflows/(outflows)	(729)	(1,553)	(1,466)
Market appreciation/(depreciation)	1	1,438	(604)

End of period assets	$13,689	$14,417	$20,217

Average assets during the period	$13,960	$14,521	$22,319

Key Operating Statistics (Unaudited)

	Three Months Ended
	June 30, 2019	Mar. 31, 2019	June 30, 2018
Emerging Market Equity
Beginning of period assets	$5,730	$5,278	$6,289
Inflows/(outflows)	367	(84)	(119)
Market appreciation/(depreciation)	(7)	536	(527)

End of period assets	$6,090	$5,730	$5,643

Average assets during the period	$5,785	$5,502	$6,116
Fixed Income
Beginning of period assets	$4,023	$2,570	$1,083
Inflows/(outflows)	208	1,418	349
Market appreciation/(depreciation)	26	35	(32)

End of period assets	$4,257	$4,023	$1,400

Average assets during the period	$4,119	$3,511	$1,219
Leveraged & Inverse
Beginning of period assets	$1,419	$1,282	$872
Assets acquired	—	—	863
Inflows/(outflows)	(62)	67	(62)
Market appreciation/(depreciation)	(19)	70	(142)

End of period assets	$1,338	$1,419	$1,531

Average assets during the period	$1,384	$1,408	$1,593
Alternatives
Beginning of period assets	$628	$755	$492
Inflows/(outflows)	(108)	(141)	66
Market appreciation/(depreciation)	(6)	14	20

End of period assets	$514	$628	$578

Average assets during the period	$574	$666	$564
Closed ETPs
Beginning of period assets	$—	$92	$181
Inflows/(outflows)	—	(5)	(28)
Market appreciation/(depreciation)	—	—	—
Fund closures	—	(87)	(9)

End of period assets	$—	$—	$144

Average assets during the period	$—	$95	$168

Headcount – U.S. Business segment	143	141	155
Headcount – International Business segment	71	75	76

Note: Previously issued statistics may be restated due to fund closures and trade adjustments

Source: WisdomTree

Non-GAAP Financial Measurements

In an effort to provide additional information regarding our results as determined by GAAP, we also disclose certain non-GAAP information which we believe provides useful and meaningful information. Our management reviews these non-GAAP financial measurements when evaluating our financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning, do not replace nor are superior to GAAP financial measurements and are unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measurements should be considered in the context with our GAAP results. The non-GAAP financial measurements contained in this release include:

•

Adjusted net income and adjusted diluted earnings per share. We disclose adjusted net income and adjusted diluted earnings per share as non-GAAP financial measurements in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting these non-GAAP financial measures provides investors with a consistent way to analyze our performance. These non-GAAP financial measures exclude the following:

•

Unrealized gains or losses on the revaluation of deferred consideration: Deferred consideration is an obligation we assumed in connection with the ETFS Acquisition that is carried at fair value. This item represents the present value of an obligation to pay fixed ounces of gold into perpetuity and is measured using forward-looking gold prices. Changes in the forward-looking price of gold may have a material impact on the carrying value of the deferred consideration and our reported net income. We exclude this item when arriving at adjusted net income and adjusted diluted earnings per share as it is not core to our operating business. The item is not adjusted for income taxes as the obligation was assumed by a wholly-owned subsidiary of ours that is based in Jersey, a jurisdiction where we are subject to a zero percent tax rate.

•

Tax shortfalls and windfalls upon vesting and exercise of stock-based compensation awards: GAAP requires the recognition of tax windfalls and shortfalls within income tax expense. These items arise upon the vesting and exercise of stock-based compensation awards and the magnitude is directly correlated to the number of awards vesting/exercised as well as the difference between the price of our stock on the date the award was granted and the date the award vested or was exercised. We exclude these items when determining adjusted net income and adjusted diluted earnings per share as they introduce volatility in earnings and are not core to our operating business.

•

Other items: Severance expense of $1.5 million and $2.0 million (or $1.2 million and $1.5 million after-tax) for the second quarter of 2019 and first quarter of 2019, respectively, acquisition-related costs of $0.03 million, $0.3 million and $7.9 million (or $0.03 million, $0.3 million and $7.5 million after-tax) for the second quarter of 2019, first quarter of 2019, and second quarter of 2018, respectively, and impairment of $0.6 million for the first quarter of 2019 are excluded when determining adjusted net income and adjusted earnings per share.

•

Adjusted effective income tax rate. We disclose our adjusted effective income tax rate as a non-GAAP financial measurement in order to report our effective income tax rate exclusive of items that are non-recurring or not core to our operating business. We believe reporting our adjusted effective income tax rate provides investors with a consistent way to analyze our income taxes. Our adjusted effective income tax rate is calculated by dividing adjusted income tax expense by adjusted income before income taxes. During the first quarter of 2019, income tax expense and income before income taxes has been adjusted for the $4.3 million reduction in unrecognized tax benefits and offsetting reduction of a tax-related indemnification asset. In addition, see “adjusted net income and adjusted diluted earnings per share” above for information regarding the other items that are excluded.

•

Gross margin and gross margin percentage. We disclose our gross margin and gross margin percentage as non-GAAP financial measurements for our U.S. Business segment and International Business segment because we believe they provide investors with a consistent way to analyze the amount we retain after paying third-party service providers to operate our ETPs. These ratios also assist us in analyzing the profitability of our products. We define gross margin as total operating revenues less fund management and administration expenses. Gross margin percentage is calculated as gross margin divided by total operating revenues.

•

Adjusted operating income margin. We disclose adjusted operating income margin as a non-GAAP financial measurement on a consolidated basis, as well as for our U.S. Business segment and International Business segment in order to report our operating income margin exclusive of items that are non-recurring or not core to our operating business.

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

GAAP to NON-GAAP RECONCILIATION

(in thousands)

(Unaudited)

Consolidated

	Three Months Ended
Adjusted Net Income and Diluted Earnings per Share:	June 30, 2019	Mar. 31, 2019	June 30, 2018
Net income, as reported	$2,479	$8,824	$16,724
Add back/(deduct): Unrealized loss/(gain) on revaluation of deferred consideration	4,037	(4,404)	(9,898)
Add back: Severance expense, net of income taxes	1,194	1,521	—
Add back: Tax shortfalls upon vesting and exercise of stock-based compensation awards	76	971	3
Add back: Impairment, net of income taxes	—	572	—
Add back: Acquisition-related costs, net of income taxes	27	253	7,489

Adjusted net income	$7,813	$7,737	$14,318
Weighted average common shares - diluted	167,249	166,811	163,346

Adjusted earnings per share - diluted	$0.05	$0.05	$0.09

	Three Months Ended
Adjusted Operating Income Margin:	June 30, 2019	Mar. 31, 2019	June 30, 2018
Operating revenues	$66,293	$65,485	$74,775

Operating income	$11,911	$10,683	$14,531
Add back: Severance expense, before income taxes	1,475	2,020	—
Add back: Acquisition-related costs, before income taxes	33	313	7,928

Adjusted operating income	$13,419	$13,016	$22,459

Adjusted operating income margin	20.2%	19.9%	30.0%

	Three Months Ended
Adjusted Effective Income Tax Rate:	June 30, 2019	Mar. 31, 2019	June 30, 2018
Income before income taxes	$6,066	$7,775	$22,184
Add back/(deduct): Unrealized loss/(gain) on revaluation of deferred consideration	4,037	(4,404)	(9,898)
Add back: Loss recognized upon reduction of a tax-related indemnification asset	—	4,310	—
Add back: Severance expense, before income taxes	1,475	2,020	—
Add back: Impairment, before income taxes	—	572	—
Add back: Acquisition-related costs, before income taxes	33	313	7,928

Adjusted income before income taxes	$11,611	$10,586	$20,214

Income tax expense/(benefit)	$3,587	$(1,049)	$5,460
Add back: Tax benefit arising from severance expense	281	499	—
Deduct: Tax shortfalls upon vesting and exercise of stock-based compensation awards	(76)	(971)	—
Add back: Tax benefit arising from acquisition-related costs	6	60	439
Add back: Tax benefit arising from reduction in unrecognized tax benefits	—	4,310	—
Add back: Tax benefit arising from impairment	—	—	—

Adjusted income tax expense	$3,798	$2,849	$5,899

Adjusted effective income tax rate	32.7%	26.9%	29.2%

U.S. Business Segment

	Three Months Ended
Gross Margin and Gross Margin Percentage:	June 30, 2019	Mar. 31, 2019	June 30, 2018
Operating revenues	$43,146	$42,623	$53,093
Less: Fund management and administration	(8,505)	(8,340)	(8,802)

Gross margin	$34,641	$34,283	$44,291

Gross margin percentage	80.3%	80.4%	83.4%

	Three Months Ended
Adjusted Operating Income Margin:	June 30, 2019	Mar. 31, 2019	June 30, 2018
Operating revenues	$43,146	$42,623	$53,093

Operating income	$6,739	$5,447	$10,455
Add back: Severance expense, before income taxes	1,366	2,020	—
Add back: Acquisition-related costs, before income taxes	—	11	6,773

Adjusted operating income	$8,105	$7,478	$17,228

Adjusted operating income margin	18.8%	17.5%	32.4%

International Business Segment

	Three Months Ended
Gross Margin and Gross Margin Percentage:	June 30, 2019	Mar. 31, 2019	June 30, 2018
Operating revenues	$23,147	$22,862	$21,682
Less: Fund management and administration	(7,071)	(6,826)	(5,819)

Gross margin	$16,076	$16,036	$15,863

Gross margin percentage	69.5%	70.1%	73.2%

	Three Months Ended
Adjusted Operating Income Margin:	June 30, 2019	Dec. 31, 2018	June 30, 2018
Operating revenues	$23,147	$22,862	$21,682

Operating income	$5,172	$5,236	$4,076
Add back: Severance expense, before income taxes	109	—	—
Add back: Acquisition-related costs, before income taxes	33	302	1,155

Adjusted operating income	$5,314	$5,538	$5,231

Adjusted operating income margin	23.0%	24.2%	24.1%